Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Suzie Boland	Jay Madhu
RFB Communications Group	Homeowners Choice, Inc.
813.259.0345	727-213-3660
sboland@rfbcommunications.com	jmadhu@hcpci.com

Homeowners Choice Reports Third Quarter Earnings

Clearwater, Fla. — (Nov. 9, 2010) – Homeowners Choice, Inc. (NASDAQ:HCII), a Florida-based provider of homeowners’ insurance, today announced its results of operations for the three and nine months ended Sept. 30, 2010.

Net income for the third quarter of 2010 was $1.7 million, or $0.25 per diluted share, compared with net income of $0.8 million, or $0.11 per diluted share, for the third quarter of 2009. Book value per share increased from $7.03 at Dec. 31, 2009 to $7.74 at Sept. 30, 2010, an increase of 10.1 percent.

Gross premiums earned were $29.4 million for the quarter ended Sept. 30, 2010 compared with $25.2 million for the quarter ended Sept. 30, 2009. Net premiums earned (gross premiums earned reduced by premiums ceded to reinsurance companies that cover certain of the risks from hurricanes and other catastrophes) for the third quarter of 2010 increased approximately 25.6 percent to $15.1 million from $12.0 million in the prior year quarter.

Losses and loss adjustment expenses (the expenses associated with investigating and settling claims) for the third quarter were $8.8 million compared with $6.7 million in the prior year quarter. Policy acquisition and other underwriting expenses for the third quarter of 2010 were $3.7 million compared with $3.4 million during the third quarter of 2009.

For the nine months ended Sept. 30, 2010, net income was $3.6 million, or $0.54 per diluted share compared with $10.1 million, or $1.40 per diluted share, in the prior year same period. Gross premiums earned for the nine month period ended Sept. 30, 2010 were $89.7 million compared with $84.2 million for the nine months ended Sept. 30, 2009. Net premiums earned for the first nine months of 2010 were $47.0 million, down from $53.0 million in the prior year same period. Losses and loss adjustment expenses for the nine months ended Sept, 30, 2010 were $29.5 million compared with $29.3 million for the nine months ended Sept. 30, 2009. Policy acquisition and other underwriting expenses for the nine months ended Sept. 30, 2010 and 2009 were $10.7 million and $5.7 million, respectively.

During the nine months ended Sept. 30, 2010 and 2009, the company repurchased a total of 215,969 and 311,403 shares, respectively, of its common stock as part of the company’s share repurchase plan.

“We are pleased to report our 12th consecutive profitable quarter,” said Homeowners Choice Chief Executive Officer, F.X. McCahill. “Like others in our industry, we have struggled with reinsurance costs, which rose sharply in 2009 and placed downward pressure on earnings. However, we are now seeing significant beneficial results from our own rate increases, which we began implementing earlier this year and which take effect with each policy renewal.”

Conference Call

The Company will host an earnings conference call on Nov. 9, 2010, at 4:30 p.m. E.S.T. to discuss its third quarter 2010 results. Interested parties are invited to listen to the call live over the Internet at http://www.ir-site.com/hcpci/events.asp. The call is also available by dialing (877) 407-9210 (toll-free). International participants should instead call (201) 689-8049. Participants should dial into the conference call approximately 10 minutes before the scheduled start time. Replays of the webcast will be available until Feb. 9, 2011.

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Clearwater. Through its subsidiary corporations, Homeowners Choice provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance solely to Florida property owners. Founded in 2006, Homeowners Choice today serves approximately 59,000 policyholders throughout Florida representing approximately $120 million in annualized premiums. The company’s common shares trade on the NASDAQ Global Market under the ticker symbol HCII and are included in the Russell Microcap Index. Warrants trade on the same market under the ticker symbol HCIIW. More information about Homeowners Choice, Inc. is available at www.hcpci.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.

—financial tables to follow—

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts)

	At September 30, 2010	At December 31, 2009
	(Unaudited)
Assets
Investments:
Fixed maturity securities, held-to-maturity, at amortized cost (fair value $4,250)	$—	4,049
Fixed maturity securities, available-for-sale, at fair value (amortized cost $15,027 and $19,763)	15,619	19,266
Equity securities, available-for-sale, at fair value	677	—
Time deposits	13,900	13,507
Short-term investments	1,998	11,521

Total investments	32,194	48,343
Cash and cash equivalents	78,417	43,453
Accrued interest and dividends receivable	110	176
Premiums receivable	9,327	4,899
Assumed reinsurance balances receivable	—	19,525
Prepaid reinsurance premiums	16,224	7,205
Deferred policy acquisition costs	10,301	10,496
Property and equipment, net	7,697	399
Deferred income taxes	—	2,438
Income tax receivable	1,231	—
Other assets	1,167	958

Total assets	$156,668	137,892

Liabilities and Stockholders’ Equity

Losses and loss adjustment expenses	22,711	19,178
Unearned premiums	72,242	68,509
Advance premiums	4,835	713
Assumed reinsurance balances payable	243	—
Accrued expenses	3,175	2,906
Income taxes payable	—	167
Deferred income taxes	384	—
Other liabilities	6,035	1,041

Total liabilities	109,625	92,514

Stockholders’ equity:
Preferred stock (no par value 20,000,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 6,080,666 and 6,456,635 shares issued and outstanding in 2010 and 2009)	—	—
Additional paid-in capital	18,535	21,164
Retained earnings	28,158	24,520
Accumulated other comprehensive income (loss)	350	(306)

Total stockholders’ equity	47,043	45,378

Total liabilities and stockholders’ equity	$156,668	137,892

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenue

Gross premiums earned	$29,398	25,204	$89,720	84,155
Premiums ceded	(14,314)	(13,193)	(42,750)	(31,199)

Net premiums earned	15,084	12,011	46,970	52,956

Net investment income	473	517	1,572	1,237
Realized investment gains	1,028	—	1,534	—
Other	487	253	1,395	1,263

Total revenue	17,072	12,781	51,471	55,456

Expenses

Losses and loss adjustment expenses	8,783	6,650	29,459	29,277
Policy acquisition and other underwriting expenses	3,730	3,430	10,689	5,670
Other operating expenses	2,021	1,365	5,604	4,124

Total expenses	14,534	11,445	45,752	39,071

Income before income taxes	2,538	1,336	5,719	16,385

Income taxes	881	521	2,081	6,282

Net income	$1,657	815	$3,638	10,103

Basic earnings per share	$0.27	0.12	$0.59	1.48

Diluted earnings per share	$0.25	0.11	$0.54	1.40

Dividends per share	$—	—	$—	—